                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                               Penton Media, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

PENTON LOGO
Penton Media, Inc.
The Penton Media Building
1300 East Ninth Street
Cleveland, Ohio 44114-1503

----------------------------------------
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JULY 15, 2004
----------------------------------------

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Penton Media, Inc. will be held on Thursday, July 15, 2004, at 2:00 P.M., local time, in Conference Room 571, 5th Floor, Penton Media Bldg., 1300 East Ninth Street, Cleveland, Ohio 44114-1503, for the following purposes:

     1. To elect two directors to the Board of Directors for a three-year term expiring in 2007.

     2. To ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2004.

     3. To transact such other business as may properly be brought before the meeting.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on May 20, 2004, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton's principal executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not they plan to attend the annual meeting.
                                          By Order of the Board of Directors

                                          /s/ Preston L. Vice
                                          PRESTON L. VICE
                                          Secretary
Cleveland, Ohio
June 3, 2004

PENTON LOGO
Penton Media, Inc.

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of the stockholders of Penton Media, Inc. to be held on Thursday, July 15, 2004, beginning at 2:00 P.M., local time, in Conference Room 571, 5th Floor, Penton Media Bldg., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2004 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about June 3, 2004.

ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

At Penton's annual meeting, stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include:

     - To elect two directors for a three-year term expiring in 2007;

     - To ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2004; and

     - To transact such other business as may properly be brought before the meeting.

In addition, Penton's management will report on the performance of Penton during the 2003 Fiscal Year and respond to questions from stockholders. The Company does not have a policy regarding Director attendance at annual meetings of the Company's stockholders. Messrs. Kemp and Ramella attended the annual meeting of stockholders in 2003.

WHO IS ENTITLED TO VOTE?

Only holders of record of our outstanding common stock and preferred stock at the close of business on the record date, May 20, 2004, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at Penton's principle executive offices, 1300 East Ninth Street, Cleveland, Ohio 44114-1503 during the ten days preceding the meeting.

HOW MANY VOTES DO I GET?

Each holder of common stock is entitled to one vote per share of common stock with respect to all matters on which the holders of common stock are entitled to vote. The holders of the preferred stock are entitled to a total of 15,049,124 votes with respect to all matters on which the holders of preferred stock are entitled to vote.

WHO CAN ATTEND THE MEETING?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WHAT CONSTITUTES A QUORUM?

Under Penton's Bylaws, the presence at the annual meeting, in person or by proxy, of the holders of shares of Penton stock entitled to cast at least a majority of the votes which the outstanding stock entitled to vote at the annual meeting is entitled to cast on a particular matter will constitute a quorum entitled to take action with respect to the vote on that matter. As of May 20, 2004, the record date for the annual meeting, 33,507,320 shares of common stock of Penton were outstanding and eligible to vote. Also, as of May 20, 2004, there were 50,000 shares of preferred stock outstanding, and the holders of those shares are entitled to a total of 15,049,124 votes. The holders of Penton's common stock and preferred stock are entitled to vote on all matters.

Abstentions and broker "non-votes" are counted as present and entitled to vote for the purposes of determining a quorum.

WHAT IS A BROKER "NON-VOTE"?

A broker "non-vote" occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the prepaid envelope. All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board's recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board's recommendations.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

The Board's recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

     - FOR the election of the directors as described under "Election of Directors"; and

     - FOR the proposal of the Board of Directors to ratify the appointment of Penton's independent certified accountants for the fiscal year ending December 31, 2004.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of Penton, or by attending the annual meeting and voting in person.

WHO WILL COUNT THE VOTE?

National City Bank, our independent stock transfer agent, will count the votes and act as the inspector of election.

WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

The shares on your proxy card(s) represent ALL of your shares of stock of Penton. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, The Northern Trust Company will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, National City Bank, at (800) 622-6757.

HOW ARE PROXIES SOLICITED?

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of Penton personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and Penton will reimburse them for their expenses in doing so.

The entire cost of the solicitation will be borne by Penton.

DO THE STOCKHOLDERS HAVE ANY APPRAISAL RIGHTS WITH REGARD TO ANY OF THE
PROPOSALS?

No. Under Delaware law, stockholders are not entitled to appraisal rights with respect to these proposals.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS DUE?

To be considered for inclusion in Penton's proxy statement for the 2005 annual stockholders meeting, stockholder proposals must be received at Penton's offices no later than February 2, 2005. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and Penton's Bylaws, and must be submitted in writing, delivered or mailed to the Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

In addition, Penton's Bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2005 annual meeting of the stockholders, such proposal or nomination must be submitted in writing to Penton's Corporate Secretary at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the 2004 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2005 annual stockholders meeting (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2005 annual stockholders meeting or (ii) the 10th day following public announcement of the 2005 annual stockholders meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

HOW DOES THE BOARD SELECT NOMINEES FOR THE BOARD?

The Nominating and Governance Committee (the "Committee") considers candidates for Board membership suggested by its members and other Board members, as well as from management and stockholders. Stockholders' recommendations for nominees to the Board of Directors will be considered by the Committee provided such nominations are made in accordance with the Company's By-laws relating to advance notice of stockholder nominations.

There are no specific minimum qualifications or specific qualities or skills that are necessary for directors of the Company to possess. In evaluating director nominees, the Nominating and Governance Committee will consider criteria as it deems appropriate. The Committee will consider criteria such as judgment, skill, diversity, integrity, experience, independence from management, and the ability to devote an appropriate amount of time to Board related matters. The Committee also considers such other relevant factors, including current composition of the Board, and the need for Audit Committee expertise. After completing its evaluation, the Committee makes its recommendations to the full Board, whereupon, the Board then determines the nominees after considering the recommendations and report of the Committee. The Committee does not have a charter.

MAY A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF PENTON?

As a stockholder, you may recommend any person as a nominee for director of Penton. Each nomination must be submitted in the same manner as for other stockholder proposals. Also, the notice must set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.

HOW DO STOCKHOLDERS COMMUNICATE WITH THE BOARD?

Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing the Board of Directors, c/o Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. Any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be sent to the Chairman, Audit Review Committee, c/o Corporate Secretary, Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503. Your inquiries will not be read by the Company and will be forwarded directly to the Chairman of the Board or Chairman of the Audit Review Committee.

DOES THE COMPANY HAVE A CODE OF ETHICS?

The Company has a Code of Business Conduct, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company's Web site (www.penton.com) and will be provided upon request at no charge. The Company intends to post amendments to or waivers from its Code of Business Conduct (to the extent applicable to the Company's chief executive officer, principal financial officer or principal accounting officer) at this location on its Web site and will be disclosed in the next periodic report required to be filed with the Securities and Exchange Commission.

WHAT IS THE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT?

The following table sets forth information with respect to the beneficial ownership of Penton's common stock and preferred stock as of June 2, 2004 by (a) the persons known by Penton to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director, and nominee for director, of Penton, (c) each of the executive officers of Penton listed in the Summary Compensation Table, and (d) all directors, nominees and executive officers of Penton as a group. The information set forth in the table as to directors, nominees and executive officers is based upon information furnished to Penton by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1300 East Ninth Street, Cleveland, Ohio 44114-1503.

                                                                                  PERCENT OF
                                                          NUMBER OF           OUTSTANDING SHARES
                                                          SHARES OF               OF COMMON
NAME                                                   COMMON STOCK(1)             STOCK(2)
----                                                   ---------------        ------------------
ABRY Mezzanine Partners, L.P.(3).....................    11,034,448(4)(5)(24)       24.77%
  c/o ABRY Partners, LLC
  111 Huntington Avenue
  30th Floor
  Boston, Massachusetts 02199
ABACUS Fund Partners, LP.............................     1,746,841(5)(6)(24)        4.95
  ABACUS Fund, Ltd.
  c/o Paradigm Ltd.
  P. O. Box 2834
  Hamilton, HMLX
  Bermuda
Select Equity Group, Inc., et al.(7).................     1,892,500                  5.65
  380 Lafayette Street, 6th Floor
  New York, New York 10003
Mario J. Gabelli, et al.(8)..........................     6,926,758                 20.67
  One Corporate Center
  Rye, New York 10580
R. Douglas Greene(9).................................     2,512,201(10)              7.50
  c/o New Hope Group LLC
  600 Linden Ave.
  Boulder, Colorado 80304
Sandler Capital Management(11).......................     5,516,465(5)(12)(24)       14.14
  767 Fifth Avenue, 45th Floor
  New York, New York 10153
Daniel C. Budde(13)..................................    11,035,448                 24.77
Hannah C. Craven(14).................................     5,516,465                 14.14
Darrell C. Denny.....................................        75,953(15)                 *
William C. Donohue...................................       387,075(16)              1.16
Peni A. Garber(13)...................................    11,034,448                 24.77
King Harris..........................................       360,806(17)              1.08
Vincent D. Kelly.....................................             0                     *
Thomas L. Kemp.......................................       856,444(18)              2.56
David B. Nussbaum....................................       258,700(19)                 *
Daniel J. Ramella....................................       559,507(20)              1.67
Edward J. Schwartz...................................        34,643(21)                 *
Perry A. Sook........................................             0                     *
William B. Summers...................................        68,399(22)                 *
All Directors and Executive Officers as a Group (15
  persons)...........................................    21,837,022(23)             43.11

---------------

  * Less than one percent

 (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.

 (2) Calculated using 33,507,320, the number of shares of common stock outstanding as of June 2, 2004. This number excludes the number of shares of common stock (1) into which the outstanding preferred stock is convertible, (2) for which the outstanding warrants are exercisable and (3) for which any options to purchase common stock held by directors and executive officers are exercisable.

 (3) The information as to ABRY Mezzanine Partners, L.P. (ABRY) and entities controlled directly or indirectly by ABRY is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on March 28, 2002, statements required to be filed by ABRY pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by ABRY.

 (4) ABRY does not currently own any shares of common stock. This number represents the number of shares of common stock ABRY would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. ABRY and its affiliated entities currently own 30,000 shares of preferred stock convertible, as of June 2, 2004, into approximately 9,116,968 shares of common stock and warrants to purchase an aggregate of 1,917,480 shares of common stock.

 (5) This number reflects the total number of shares of common stock such holder is entitled to receive upon conversion of its preferred stock and exercise of the related warrants. The number of shares into which a share of preferred stock is convertible is calculated by dividing its current liquidation preference by the conversion price of $3.81 (See Footnote 24). The liquidation preference is the sum of the liquidation value of the preferred stock, currently $1,000, plus any accrued dividends. Currently, dividends compound and accrue daily. Consequently, the number of shares into which the preferred stock is convertible increases daily. So long as any of Penton's 10 3/8% senior subordinated notes due 2011 and 11 7/8% senior secured notes due 2007 remain outstanding, the number of shares of common stock that each of ABRY and its affiliated entities, ABACUS Fund Partners, LP, ABACUS Fund, Ltd. and Sandler Capital Management and its affiliated entities are entitled to receive pursuant to the conversion of their preferred stock and exercise of the warrants is limited by the terms of the Certificate of Designations governing the preferred stock and warrant agreements, respectively, to prevent any holder or group of holders of preferred stock or warrants from becoming the beneficial owner of more than 35% of the aggregate votes of the outstanding capital stock of Penton entitled to vote in the election of directors. Currently, no holder of preferred stock is limited by this provision.

 (6) ABACUS Fund Partners, LP and ABACUS Fund, Ltd. do not currently own any shares of common stock. This number represents the number of shares of common stock they would be entitled to receive upon conversion of their preferred stock and exercise of their warrants to purchase common stock. They currently own 5,000 shares of preferred stock convertible, as of June 2, 2004, into approximately 1,427,261 shares of common stock and warrants to purchase an aggregate of 319,580 shares of common stock.

 (7) The information as to Select Equity Group, Inc., et al. is derived from
     Schedule 13G/A, as filed with the Commission on February 17, 2004, which was filed jointly by Select Equity Group (Select), Select Offshore Advisors, LLC (Select Offshore), and George S. Loening, the controlling shareholder of Select and Select Offshore (Loening). Select and Select Offshore are the beneficial owners of the shares. As the President and controlling shareholder of Select and the Manager of Select Offshore, Loening has the power to vote and to direct the voting of and the power to dispose and direct the disposition of the shares owned by Select and Select Offshore. Accordingly, Loening may be deemed to be the beneficial owner of all the shares owned by Select and Select Offshore.

 (8) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from Schedule 13D/A, as filed with the Securities and Exchange Commission on February 4, 2004, and statements required to be filed by Mr. Gabelli and entities controlled directly or indirectly by Mr. Gabelli pursuant to Section 16(a) of the Exchange Act. Such statement discloses that (i) Mr. Gabelli is the chief investment officer for each of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of

     Section 13(d) of the Exchange Act and the rules and regulations thereunder, and (iii) with respect to Penton common stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners, unless the aggregate voting interest of all such entities exceeds 25% of Penton's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain shares of Penton common stock except 220,383 shares of Penton's common stock as to which they have no voting power.

 (9) The information as to Mr. Greene is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on June 21, 1999, statements required to be filed by Mr. Greene pursuant to Section 16(a) of the Exchange Act, and information furnished to Penton separately by Mr. Greene. Mr. Greene has indirect beneficial ownership of the common stock under Rule 13d-3 of the Securities Exchange Act of 1934 through New Hope Group, LLC, a Colorado corporation (New Hope Group). Mr. Greene is the chief executive officer, sole director and sole shareholder of New Hope Group. Mr. Greene is a director of Penton.

(10) Includes 8,499 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(11) The information as to Sandler Capital Management and entities controlled directly or indirectly by Sandler is derived in part from Schedule 13D, as filed with the Securities and Exchange Commission on March 28, 2002, and information furnished to Penton separately by Sandler.

(12) Sandler does not currently own any shares of common stock. This number represents the number of shares of common stock Sandler would be entitled to receive upon conversion of its preferred stock and exercise of its warrants to purchase common stock. Sandler and its affiliated entities currently own 15,000 shares of preferred stock convertible, as of June 2, 2004, into approximately 4,557,725 shares of common stock and warrants to purchase an aggregate of 958,740 shares of common stock.

(13) Ms. Garber and Mr. Budde may be deemed to beneficially own the stock beneficially owned by ABRY and its affiliated entities because of their relationship with ABRY and its affiliated entities and because they were appointed to Penton's Board of Directors at the request of ABRY. Ms. Garber and Mr. Budde disclaim any beneficial ownership of the shares of stock owned by ABRY and its affiliates. In addition, Mr. Budde owns 1,000 shares individually.

(14) Ms. Craven may be deemed to beneficially own the stock beneficially owned by Sandler and its affiliated entities because of her relationship with Sandler and its affiliated entities and because she was appointed to Penton's Board of Directors at the request of Sandler. Ms. Craven disclaims any beneficial ownership of the shares of stock owned by Sandler and its affiliates.

(15) Includes 30,000 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(16) Includes 74,075 shares held in trust for the benefit of Mr. Donohue's children, for which Mr. Donohue disclaims beneficial ownership. Includes 13,000 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(17) Mr. Harris shares the power to vote and dispose of 25,000 such shares. Includes 16,499 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(18) Includes 2,625 shares held in trust for the benefit of Mr. Kemp's children, for which Mr. Kemp disclaims beneficial ownership. Includes 240,655 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(19) Includes 83,500 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(20) Includes 136,000 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(21) Includes 29,499 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(22) Includes 14,499 shares subject to options currently exercisable or exercisable within 60 days of June 2, 2004.

(23) Includes the 11,034,448 shares of common stock that may be deemed to be beneficially owned by Ms. Garber and Mr. Budde, the 5,516,465 shares of common stock that may be deemed to be beneficially owned by Ms. Craven and 597,151 shares subject to options currently held by directors and executive officers exercisable or exercisable within 60 days of June 2, 2004.

(24) In April 2004, the Board of Directors of the Company agreed to reduce the number of Board members, effective with the 2004 annual meeting of stockholders, from eleven members to eight members. With this reduction, the holders of the preferred stock and its designees will have a majority of our Board of Directors. Upon the preferred holders obtaining a majority, the conversion price of the preferred stock adjusts back to $7.61 per share from $3.81 per share. Had the conversion price of the preferred stock changed to $7.61 on June 2, 2004, ABRY's and its affiliated entities' 30,000 shares of preferred stock would have been convertible, as of June 2, 2004, into approximately 4,564,474 shares of common stock and warrants to purchase an aggregate of 960,000 shares of common stock, and the total shares of 5,524,474 would have represented 14.15% of the outstanding shares of the Company's common stock on June 2, 2004; ABACUS Fund Partners, LP's and ABACUS Fund, Ltd.'s 5,000 shares of preferred stock would have been convertible, as of June 2, 2004, into approximately 714,568 shares of common stock and warrants to purchase an aggregate of 160,000 shares of common stock, and the total shares of 874,568 would have represented 2.54% of the outstanding shares of the Company's common stock on June 2, 2004; and Sandler's and its affiliated entities' 15,000 shares of preferred stock would have been convertible, as of June 2, 2004, into approximately 2,281,857 shares of common stock and warrants to purchase an aggregate of 480,000 shares of common stock, and the total shares of 2,761,857 would have represented 7.61% of the outstanding shares of the Company's common stock on June 2, 2004.

PROPOSAL TO ELECT TWO DIRECTORS TO THE BOARD (PROPOSAL 1)

WHAT ARE WE ASKING YOU TO APPROVE?

Two directors are to be elected to serve a three-year term expiring in 2007 and until their respective successors have been elected.

Messrs. Kemp, Harris, Schwartz and Summers will not stand for re-election as directors of Penton bringing the Board to seven active members. Consequently, the Board of Directors has determined to reduce the number of directors comprising the Board of Directors from 11 to 8. It is the Board's expectation that the replacement CEO will be appointed to the eighth Board seat and will stand for election by the stockholders at its 2005 annual meeting. Nominees for election this year are: Hannah C. Craven and Peni A. Garber.

Penton's Restated Certificate of Incorporation requires that its Board of Directors be divided into three classes, as nearly equal in number as possible. Further, if the number of directors which shall constitute a whole Board of Directors of the Corporation is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Accordingly, the Nominating and Governance Committee has nominated Mmes. Craven and Garber, whose terms would have originally expired in 2005, who have agreed to be nominees for election as directors for a three-year term expiring in 2007.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 1?

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES.

WHAT VOTE IS REQUIRED FOR THIS PROPOSAL?

Under applicable Delaware law, in determining whether each nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted.

For the election of Mmes. Craven and Garber, a plurality of the votes of the holders of preferred stock, voting separately as a single class and to the exclusion of the holders of the common stock, is required to elect each nominee. In addition, the holders of preferred stock have determined to submit the election of Mmes. Craven and Garber to a vote of the common stockholders as well. Consequently, the election of Mmes. Craven and Garber also requires a plurality of the votes of the shares of common stock and preferred stock present in person or represented by proxy and entitled to vote on the election of directors, voting together as a single class.

Except to the extent that stockholders indicate otherwise on their proxies solicited by Penton's Board of Directors, the holders of these proxies intend to vote such proxies for the election as directors of the persons named above as nominees for election, provided that if any of the nominees for election are unable or fail to act as directors by virtue of an unexpected occurrence, these proxies will be voted for such other person or persons as will be determined by the holders of these proxies in their discretion. Alternatively, so long as this action does not conflict with the provisions of Penton's Restated Certificate of Incorporation, as amended, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

BOARD OF DIRECTORS

NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM EXPIRING 2007:

                                        DIRECTOR                  PRINCIPAL OCCUPATION
NAME                                     SINCE     AGE             AND DIRECTORSHIPS
----                                    --------   ---   --------------------------------------
Peni A. Garber (E)(I)                     2002     41    Partner of ABRY Partners, LLC
                                                         (investment holding company) since
                                                         October 2000. Co-Head of ABRY
                                                         Mezzanine Partners, L.P. (investment
                                                         holding company) since 2001. Director
                                                         of Muzak Holdings, LLC (provider of
                                                         business music programming) since
                                                         March 1999.
Hannah C. Craven (I)                      2002     38    Managing Director of Sandler Capital
                                                         Management (investment holding
                                                         company) since 1997. Director of
                                                         Millbrook Press since 1997.

DIRECTORS CONTINUING IN OFFICE UNTIL 2005:

                                        DIRECTOR                  PRINCIPAL OCCUPATION
NAME                                     SINCE     AGE             AND DIRECTORSHIPS
----                                    --------   ---   --------------------------------------
Daniel C. Budde (C)(N)                    2002     43    Partner of ABRY Partners, LLC
                                                         (investment holding company) since
                                                         2001. Managing Director, Bond and
                                                         Corporate Finance Group, John Hancock
                                                         Financial Services Company (investment
                                                         holding company) from 1989 to 2001.
                                                         Co-President, Hancock Mezzanine
                                                         Investments, LLC from August 2000 to
                                                         July 2001.

                                        DIRECTOR                  PRINCIPAL OCCUPATION
NAME                                     SINCE     AGE             AND DIRECTORSHIPS
----                                    --------   ---   --------------------------------------
R. Douglas Greene                         1999     54    Director and Chief Executive Officer
                                                         of New Hope Group, LLC (management and
                                                         development company operating media,
                                                         entertainment and real estate
                                                         properties) since May 1999. Chairman
                                                         and Chief Executive Officer of New
                                                         Hope Communications Inc. from February
                                                         1981 to May 1999.

DIRECTORS CONTINUING IN OFFICE UNTIL 2006:

                                        DIRECTOR                  PRINCIPAL OCCUPATION
NAME                                     SINCE     AGE             AND DIRECTORSHIPS
----                                    --------   ---   --------------------------------------
Vincent D. Kelly (A)                      2003     44    President and Chief Executive Officer
                                                         of Metrocall Holdings, Inc. (provider
                                                         of paging and advanced wireless data
                                                         and messaging services) since February
                                                         2003. Chief Operating Officer of
                                                         Metrocall, Inc. from May 2002 to
                                                         February 2003. Chief Financial
                                                         Officer, Treasurer and Executive Vice
                                                         President of Metrocall, Inc. from
                                                         prior to 1998 to February 2003.
                                                         Metrocall, Inc. filed a voluntary
                                                         petition for reorganization under the
                                                         U.S. bankruptcy laws in June 2002 and
                                                         successfully emerged from bankruptcy
                                                         in October 2002.
Daniel J. Ramella (E)                     1990     52    President and Chief Operating Officer
                                                         of Penton since 1990.
Perry A. Sook (I)                         2003     46    President and Chief Executive Officer
                                                         of Nexstar Broadcasting Group, Inc.
                                                         (television broadcasting company)
                                                         since 1996. Director of Nexstar
                                                         Broadcasting Group, Inc., the
                                                         Pennsylvania Association of
                                                         Broadcasters, the Television Bureau of
                                                         Advertising and the Ohio University
                                                         Foundation.

---------------

(A) Member of Audit Review Committee

(C) Member of Compensation Committee

(E) Member of Executive Committee

(I)  Member of Investment Committee

(N) Member of Nominating and Governance Committee

AGREEMENTS REGARDING BOARD REPRESENTATION

The holders of the preferred stock were initially entitled to appoint three members to our Board of Directors. Pursuant to the agreement by which Penton sold its preferred stock and related warrants to a group of investors led by ABRY Mezzanine Partners, L.P., Mr. Budde and Mmes. Craven and Garber were appointed by the Board of Directors of Penton to serve as directors of Penton. At the 2002 annual meeting of stockholders, Mr. Budde and Mmes. Craven and Garber were elected to the Board of Directors by the preferred stockholders to serve a three-year term expiring in 2005. Mr. Budde has indicated that he plans to resign from the Board on or before June 30, 2004. The holders of the preferred stock are entitled to appoint a replacement to fill the vacancy.

At such time as the holders of convertible preferred stock cease to hold shares of preferred stock having an aggregate liquidation preference of at least $25 million, they will lose the right to appoint the director for one of these three Board seats.

Upon the occurrence of the following events, the holders of a majority of the preferred stock may nominate two additional members to our Board of Directors and, if such triggering events have not been cured or waived prior to the end of the next succeeding quarter, may appoint one less than a minimum majority of our Board of Directors:

     - failure to comply with certain specified covenants and obligations contained in the convertible preferred stock certificate of designations or purchase agreement and such failure is not cured within 90 days;

     - any representation or warranty in the convertible preferred stock purchase agreement is proven to be false or incorrect in any material respect; and

     - any default that results in the acceleration of indebtedness, where the principal amount of such indebtedness, when added to the principal amount of all other indebtedness then in default, exceeds $5 million or final judgments for the payment of money aggregating more than $1 million (net of insurance proceeds) are entered against us and are not discharged, dismissed, or stayed pending appeal within 90 days after entry.

As of April 1, 2003, the holders of preferred stock were entitled to two additional seats on the Board of Directors as a result of Penton's leverage ratio, as determined in accordance with the terms of the preferred stock purchase agreement, exceeding 7.5 to 1.0. In accordance with agreements entered into at the time of the private placement, Messrs. Meehan and Nussbaum resigned as directors. The Board of Directors appointed Messrs. Kelly and Sook to fill the vacancies and serve until the 2006 annual meeting.

Upon the occurrence of the following events, the holders of a majority of the preferred stock may appoint one less than a minimum majority of our Board of
Directors:

     - failure to pay the liquidation preference or any cash dividends, to the extent declared, when due; and

     - failure to comply with certain specified covenants and obligations contained in the preferred stock certificate of designations or purchase agreement.

Upon the occurrence of the following event, the holders of a majority of the preferred stock may appoint a minimum majority of our Board of Directors:

     - we initiate or consent to proceedings under any applicable bankruptcy, insolvency, composition, or other similar laws or make a conveyance or assignment for the benefit of our creditors generally or any holders of any lien takes possession of, or a receiver, administrator, or other similar officer is appointed for, all or substantially all of our properties, assets or revenues and is not discharged within 90 days.

On March 19, 2008, the holders of a majority of the preferred stock then outstanding, if they meet the threshold described in the following paragraph, will be entitled to appoint one less than a minimum majority of our Board of Directors, subject to the right to appoint a minimum majority of our Board of Directors as described in the immediately preceding paragraph.

At such time as the holders of preferred stock cease to hold shares of convertible preferred stock having an aggregate liquidation preference of at least $10 million and such holders' beneficial ownership of our preferred stock and common stock constitutes less than 5% of the aggregate voting power of our voting securities, the holders of preferred stock will no longer have the right to any directors.

We have also granted the holders of the preferred stock the right to have representatives attend meetings of the Board of Directors until such time as they no longer own any preferred stock, warrants or shares of common stock issued upon conversion of the preferred stock and exercise of the warrants.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of Penton met seven times during 2003. All of the directors attended at least seventy-five percent of the total meetings held by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS AND COMMITTEE MEETINGS

Penton's Board of Directors has an Audit Review Committee, a Compensation Committee, an Executive Committee, an Investment Committee and a Nominating and Governance Committee. All of the directors attended at least seventy-five percent of the total meetings held by the committees on which they served in 2003.

Executive Committee. The Executive Committee consists of Mr. Harris as Chairman and Messrs. Kemp and Ramella and Ms. Garber. Messrs. Harris and Kemp are not standing for re-election as directors of Penton, and replacements have not yet been named. When the Board is not in session, the Executive Committee may exercise all the powers and authority of the Board except as limited by law and Penton's Restated Certificate of Incorporation. The Executive Committee held three meetings in fiscal 2003.

Audit Review Committee. The Audit Review Committee consists of Mr. Schwartz as Chairman and Messrs. Kelly and Summers. Messrs. Schwartz and Summers are not standing for re-election as directors of Penton, and replacements have not yet been named. The Audit Review Committee reviews, as it deems appropriate, and approves internal accounting and financial controls for Penton and auditing practices and procedures to be employed in the preparation and audit of Penton's financial statements. The Audit Review Committee makes recommendations to the full Board concerning the engagement of independent public accountants to audit Penton's annual financial statements and arranges with such accountants the scope of the audit to be undertaken by such accountants. The Audit Review Committee held eight meetings in fiscal 2003.

The Board of Directors has determined that Mr. Edward Schwartz, Chairman of the Audit Review Committee, qualifies as an "audit committee financial expert" and possesses "accounting or related financial management expertise" within the meaning of all applicable laws and regulations. In addition, the Board has determined that all members of the Audit Review Committee are financially literate and independent within the meaning of SEC rules and regulations.

Compensation Committee. The Compensation Committee consists of Mr. Harris as Chairman and Messrs. Budde and Summers. Messrs. Harris and Summers are not standing for re-election as directors of Penton and Mr. Budde has indicated that he plans to resign from the Board on or before June 30, 2004. Replacements have not yet been named. The Compensation Committee reviews and determines the compensation of executive officers, reviews and makes recommendations to the Board with respect to salaries, bonuses, and deferred compensation of other officers and executives, compensation of directors and management succession, and makes such determinations and performs such other duties as are expressly delegated to it pursuant to the terms of any employee benefit plan of Penton. The Compensation Committee held two meetings in fiscal 2003.

Investment Committee. The Investment Committee consists of Ms. Garber as Chairwoman and Ms. Craven and Mr. Sook. The Investment Committee provides objectives and guidelines for the investment of funds held in trust under Penton's pension plan, acts as the investment committee for purposes of Penton's 401(k) plan, and reviews the performance of investment managers charged with investing Penton's pension plan funds. The Investment Committee held three meetings in fiscal 2003.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Mr. Budde as Chairman and Messrs. Harris and Summers. All the members of the Committee are independent within the meaning of the listing standards of the New York Stock Exchange. Messrs. Harris and Summers are not standing for re-election as directors of Penton and Mr. Budde has indicated that he plans to resign from the Board on or before June 30, 2004. Replacements have not yet been named. The Nominating and Governance Committee, as it deems appropriate, makes recommendations to the full Board with respect to the size and composition of the Board and its committees and with respect to nominees for election as directors. The Nominating and Governance Committee held three meetings in fiscal 2003.

The Nominating and Governance Committee considers suggestions regarding candidates for election to the Board submitted by stockholders in writing to Penton's Secretary. With regard to the 2005 annual meeting of stockholders, any such suggestion must be received by the Secretary no later than the date by which stockholder proposals for such annual meeting must be received as described below under the heading "Stockholder Proposals for the 2005 Annual Meeting."

EXECUTIVE OFFICERS

All officers of Penton are elected each year by the Board of Directors at its annual organization meeting. In addition to Mr. Ramella, information with respect to whom is set forth above, the executive officers of Penton include the following:

     Thomas L. Kemp, 52, Chairman of the Board since March 2001. Chief Executive Officer of Penton since September 1996; Chairman of the Board of Penton from September 1996 to May 1998. In March, the Company announced that Mr. Kemp would be leaving the Company. Mr. Kemp will remain Chief Executive Officer until a replacement for him is named or July 31, 2004, whichever occurs first. In addition Mr. Kemp will remain Chairman of the Board until his replacement is named or July 15, 2004, whichever occurs first. See "Letter Agreement with Mr. Kemp."

     Darrell C. Denny, 45, President of the Lifestyle Media and IT Media Groups of Penton since September 2002, Executive Vice President of Penton and President of the Lifestyle Media division of Penton from October 2000 to September 2002. Executive Vice President/Group President and Operating Chair from August 1998 to September 2000 of Miller Freeman, Inc. (business magazine publisher and exhibition manager).

     William C. Donohue, 59, Executive Vice President of Penton and President of the Retail Media division of Penton since September 2003, Executive Vice President of Penton and President of the Industry Media division of Penton from July 2002, Executive Vice President of Penton and President of the Retail Media division of Penton from February 2001 until June 2002. President of Donohue Meehan Publishing Company (business publishing company and a subsidiary of Penton) from January 1987 to August 2003.

     David B. Nussbaum, 46, Executive Vice President of Penton and President of the Technology and Lifestyle Media division of Penton since September 2002, Executive Vice President of Penton and President of the Technology Media division of Penton from September 1998 until August 2002. President of Internet World Media, Inc. (a business trade show and publishing company and a subsidiary of Penton) since December 1998.

     Preston L. Vice, 56, Chief Financial Officer of Penton since February 2003, Interim Chief Financial Officer of Penton from May 2002 until February 2003, Senior Vice President and Secretary of Penton since July 1998.

COMPENSATION

BOARD COMPENSATION

Compensation of non-employee directors consists of an annual retainer of $20,000, plus $3,000 for each Board meeting attended in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended, except that $500 is paid for attending a committee meeting held on the same day as a Board meeting. The Chairman of each of the Audit Review Committee and the Compensation Committee is paid an additional $5,000 per year. Ms. Garber, Mr. Budde and Ms. Craven and employee directors are not compensated for serving as directors.

Each director of Penton will be reimbursed by Penton for out-of-pocket expenses incurred in attending Board and Board committee meetings.

Penton has adopted the Penton Media, Inc. 1998 Director Stock Option Plan (as Amended and Restated Effective as of March 15, 2001) for non-employee directors. The plan was approved by the stockholders at the 1999 annual meeting, and an increase in the number of shares of common stock authorized under the plan was approved by stockholders at the 2001 annual meeting. Pursuant to the plan, and subject to certain limitations contained in it, the Board may grant non-qualified options to purchase common stock, at an exercise price not less than fair market value on the date of grant, to directors of Penton who at the time of grant are not employees of Penton or any of its subsidiaries. In addition, the Board may authorize the grant of restricted stock or deferred shares to non-employee directors under the plan. The plan also provides that the Board may permit non-employee directors to elect to receive non-qualified options, restricted stock or deferred shares in lieu of all or a portion of such non-employee director's compensation otherwise payable in cash. On February 5, 2003, five non-employee directors were each awarded an option to purchase 4,000 shares of common stock, with such awards becoming effective on February 24, 2003. Such options will vest at the rate of 33 1/3% per year.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the Chief Executive Officer of Penton (who served in this capacity throughout 2003) and for each of Penton's four most highly compensated other executive officers during 2003 who were serving at the end of 2003.

                                                             LONG-TERM COMPENSATION
                                                             -----------------------
                                                                     AWARDS
                                             ANNUAL          -----------------------
                                          COMPENSATION       RESTRICTED   SECURITIES
                                       -------------------     STOCK      UNDERLYING    ALL OTHER
                                        SALARY     BONUS      AWARD(S)     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR     ($)        ($)         ($)          (#)           ($)
---------------------------     ----   --------   --------   ----------   ----------   ------------
Thomas L. Kemp,                 2003   $600,000   $150,000   $   66,600(2)  100,000      $ 9,725(3)
Chief Executive Officer(4)      2002    577,500(1)  50,000    1,653,774(2)        0        3,739
                                2001    600,000     50,000      778,750(2)  150,000       14,800

Daniel J. Ramella,              2003   $450,000   $100,000   $   38,776(2)   70,000      $ 6,712(3)
President and Chief             2002    433,125(1)  35,000    1,041,624(2)        0        5,034
Operating Officer               2001    450,000     35,000      510,860(2)  105,000        9,933

David B. Nussbaum,              2003   $410,000   $ 50,364   $   22,200(2)   50,000      $ 2,696(3)
Executive Vice President        2002    410,000     30,000      436,043(2)        0        2,966
and Division President          2001    410,000     26,500      211,820(2)   75,000        7,784

Darrell C. Denny,               2003   $325,000   $ 81,560   $    3,922(2)   25,000      $ 5,172(3)
President, Lifestyle Media      2002    312,813(1)  92,350      108,698(2)        0        5,089
and IT Media Groups             2001    325,000    107,300       52,955(2)   35,000        4,074

William C. Donohue,             2003   $325,000   $ 16,706            0          0             0
Executive Vice President        2002    298,375(1)  30,000            0          0             0
and Division President          2001    310,000     15,000            0      2,500       $ 4,992

---------------

(1) Each of Messrs. Kemp, Ramella, Denny and Donohue voluntarily agreed to a 5% reduction to his 2002 base salary compared to his 2001 base salary, which reduction was effective from April 1, 2002, until December 31, 2002.

(2) Deferred shares awarded: Mr. Kemp, 125,000; Mr. Ramella, 82,000; Mr. Nussbaum, 34,000; and Mr. Denny, 8,500, shares awarded in 2001; Mr. Kemp, 211,480; Mr. Ramella, 133,200; Mr. Nussbaum, 55,760; and Mr. Denny, 13,900,
    shares awarded in 2002; and Mr. Kemp, 180,000;

    Mr. Ramella, 104,800; Mr. Nussbaum, 60,000; and Mr. Denny, 10,600 shares awarded in 2003, each having a one-year deferral period; provided, however, that each such award of deferred shares will become nonforfeitable with respect to 25% of the award on each three-month anniversary of the date of grant. Deferral periods are subject to acceleration in the event of death, permanent disability, retirement upon reaching age sixty-five, termination without cause, termination for good reason or upon a change of control of Penton. These numbers are based on the value of Penton's common stock as of the date of grant. As of December 31, 2003, the value of the deferred shares awarded in 2001 was $170,000 to Mr. Kemp; $111,520 to Mr. Ramella; $46,240 to Mr. Nussbaum; and $11,560 to Mr. Denny. As of December 31, 2003, the value of the deferred shares awarded in 2002 was $287,613 to Mr. Kemp; $181,152 to Mr. Ramella; $75,834 to Mr. Nussbaum; and $18,904 to Mr. Denny. As of December 31, 2003, the value of the deferred shares awarded in 2003 was $244,800 to Mr. Kemp; $142,528 to Mr. Ramella; $81,600 to Mr. Nussbaum; and $14,416 to Mr. Denny. The deferred shares do not provide for dividend equivalents or voting rights.

(3) For term life and long-term disability insurance provided by Penton during the year.

(4) Mr. Kemp will be leaving the Company. Mr. Kemp will remain Chief Executive Office until a replacement for him is named or July 31, 2004, whichever occurs first. See "Letter Agreement with Mr. Kemp."

STOCK OPTION GRANTS DURING YEAR

The following table sets forth information with respect to stock options granted during 2003 to executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                          -----------------------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF                                                          ANNUAL RATES OF
                              SECURITIES        % OF TOTAL                                         STOCK PRICE
                              UNDERLYING         OPTIONS                                        APPRECIATION FOR
                               OPTION/S         GRANTED TO                                       OPTION TERM(1)
                               GRANTED         EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION   ---------------------
NAME                            (#)(2)         FISCAL YEAR      PRICE ($/SH)        DATE        5%($)      10%($)
----                      ------------------   ------------   ----------------   ----------   ---------   ---------
Thomas L. Kemp                 100,000             37.9             $.37          2/24/13      $23,000     $59,000
Daniel J. Ramella               70,000             26.5             $.37          2/24/13      $16,100     $40,300
David B. Nussbaum               50,000             18.9             $.37          2/24/13      $11,500     $29,500
Darrell C. Denny                25,000              9.5             $.37          2/24/13      $ 5,750     $14,750
William C. Donohue                   0                0                0                             0           0

---------------

(1) The assumed annual rates of appreciation in the price of common stock are in accordance with rules of the Securities and Exchange Commission and are not predictions of future market prices of the common stock nor of the actual values the named executive officers will realize. In order for such annual rates of appreciation to be realized over the 10-year term of the options, the market price of the common stock would have to increase to $.60/share (5%) or $.96/share (10%) during that term. In such event, and assuming corresponding annual rates of increase for the market price of common stock, the market value of all currently outstanding shares of common stock would have increased by approximately $20,097,642 (5%) or $32,156,227 (10%) during that 10-year term.

(2) Consists of non-qualified options to purchase common stock granted under the Equity Incentive Plan at an exercise price equal to the closing price of the common stock on the date of grant, February 24, 2003. Each option becomes fully exercisable on the third anniversary of the date of grant, subject to full or partial acceleration in the event of earlier termination of employment (full acceleration if earlier termination is on account of death, permanent disability, retirement upon or after reaching age sixty-five or upon a change of control of Penton; partial acceleration in increments of 33 1/3% each year commencing one year after the date of grant if termination is for any other reason other than for "cause").

OPTION EXERCISES AND YEAR-END VALUES

The following table sets forth information with respect to exercises of options during 2003 by the executive officers named in the Summary Compensation Table and the values of unexercised options held by them as of December 31, 2003.

         AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

                        SHARES                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                       ACQUIRED                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          ON         VALUE        OPTIONS AT YEAR-END (#)           AT YEAR-END ($)
                       EXERCISE    REALIZED     ---------------------------   ---------------------------
NAME                     (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------   -----------   -----------   -------------   -----------   -------------
Thomas L. Kemp            0            0          190,655        250,000              0        $99,000
Daniel J. Ramella         0            0          101,000        175,000              0        $69,300
David B. Nussbaum         0            0           58,500        125,000              0        $18,500
Darrell C. Denny          0            0           20,000         60,000              0        $24,750
William C. Donohue        0            0           10,500         22,500        $10,395        $22,275

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The following table sets forth information relating to the long-term incentive awards that were made on May 22, 2003, under the Equity and Performance Incentive Plan for the following named executive officers.

                              NUMBER OF
                               SHARES,          PERFORMANCE        ESTIMATED FUTURE PAYOUTS UNDER
                               UNITS OR           OR OTHER         NON-STOCK PRICE-BASED PLANS(1)
                                OTHER           PERIOD UNTIL       -------------------------------
NAME                            RIGHTS      MATURATION OR PAYOUT   THRESHOLD    TARGET    MAXIMUM
----                         ------------   --------------------   ---------   --------   --------
Thomas L. Kemp                 240,655       1/1/03 - 12/31/05     $120,328    $240,655   $481,310
Daniel J. Ramella              136,000       1/1/03 - 12/31/05     $ 68,000    $136,000   $272,000
David B. Nussbaum               83,500       1/1/03 - 12/31/05     $ 41,750    $ 83,500   $167,000
Darrell C. Denny                30,000       1/1/03 - 12/31/05     $ 15,000    $ 30,000   $ 60,000
William C. Donohue                   0                                    0           0          0

---------------

(1) Estimated payout if certain performance levels are achieved. No payout occurs unless a specified minimum performance is achieved.

The above table presents information about performance units granted during the year to the executive officers listed above. Each performance unit, if earned, entitles the executive officer to receive a cash payment. The earning of the performance shares awarded is subject to the achievement of specified performance goals, based on the compound annual growth rate of Penton's income
(loss) before interest, taxes, depreciation and amortization and unusual items (EBITDA) (the "CAGR") over the three-year period from January 1, 2003 through December 31, 2005.

No payments will be made in respect of performance units unless a specified minimum CAGR performance level is achieved. If the target CAGR performance level is achieved, each executive officer will be entitled to receive $1.00 for each performance unit. If the CAGR is below the specified target level but above the minimum performance level, the executive officer will be entitled to receive a portion of $1.00 (from $0.50 to $0.90) for each performance unit. If the CAGR exceeds the specified target level, up to $2.00 for each performance unit may be earned.

An executive officer may earn a payment in respect of a performance unit upon the occurrence of certain events prior to the end of the three-year performance period. Upon an executive's death or disability or upon the occurrence of a termination of executive's employment without cause, a termina-tion for executive's employment for good reason or a change of control, an executive officer may earn a payment in respect of each performance unit based upon the CAGR during the period from January 1, 2003 through the date on which any such event occurs; provided, however, that upon the occurrence of a change of control, the minimum payment with respect to each performance unit will be $1.00.

EMPLOYMENT AGREEMENTS WITH MESSRS. KEMP, RAMELLA, NUSSBAUM AND DENNY

The Compensation Committee approved restated employment agreements with each of Messrs. Kemp and Ramella in 1999 and approved initial employment agreements with each of Messrs. Nussbaum and Denny in 1998 and 2000, respectively. Each of these employment agreements was amended on December 11, 2001. The agreements are for terms currently expiring December 31, 2006, in the case of Messrs. Kemp and Ramella; September 8, 2005, in the case of Mr. Nussbaum; and October 15, 2005, in the case of Mr. Denny; and renew automatically for an additional year on each anniversary of the effective date of the agreement (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive with 120 days notice.

The agreements for Messrs. Kemp, Ramella and Denny provide for participation in Penton's Supplemental Executive Retirement Plan. Effective December 31, 2003, the Supplemental Executive Retirement Plan was frozen and all participants ceased to accrue benefits under the plan on such date. The agreements also provide for supplementary life insurance for Messrs. Kemp, Ramella, Nussbaum and Denny in an amount equal to one and one-half times each executive's salary and supplementary long-term disability coverage that provides for a maximum monthly benefit (when combined with Penton's base long-term disability plan) of $18,333 per month for Messrs. Kemp, Ramella, Nussbaum and Denny.

In addition, the agreements provide for additional supplementary life and long-term disability insurance coverage for Messrs. Kemp, Ramella, Nussbaum and Denny that would provide benefits, in the event of the executive's covered death or disability, in the amount of $4,000,000 for Mr. Kemp; $2,610,000 for Mr. Ramella; $1,070,000 for Mr. Nussbaum; and $270,000 for Mr. Denny, payable in a single lump sum. In the event the life or long-term disability insurance coverage described in the preceding sentence cannot be procured or maintained, Penton will pay the benefit from its own funds.

Each employment agreement provides for a payment to each executive in an amount equal to the total of all income taxes imposed on the executive as a result of
(a) the provision of the life insurance and the long-term disability coverage,
(b) imputed income to the executive with respect to the Senior Executive Loan Program and (c) such payment.

Each employment agreement also provides for a payment to each executive in an amount equal to the total of all income taxes imposed on the executive as a result of (a)(i) the issuance to the executive of the deferred shares granted to the executive on April 23, 2002, on an accelerated basis following a change of control, the executive's death or permanent disability, a termination without cause, a termination by the executive for good reason or involuntary retirement or (ii) any other issuance of the deferred shares if a change of control occurs prior to the payment in full of amounts due under the Senior Executive Loan Program and (b) such payment.

Each employment agreement further entitles the executive to receive a payment in the event that the excise tax under Section 4999 of the Internal Revenue Code applies to the issuance of the deferred shares or the payment described in the preceding paragraph and the sum of (a) the value of the deferred shares (reduced by such excise tax) plus (b) the value of the shares purchased by the executive pursuant to the Senior Executive Loan Program plus (c) the proceeds of any life insurance or long-term disability coverage ((a), (b) and (c), the "Loan Payments") is less than the amount due and owing under the Senior Executive Loan Program at the time of the change of control (the "Change of Control Loan Balance"). In that event, the payment referred to in the preceding sentence will be in an amount equal to the sum of (x) the lesser of (1) the difference between the Change of Control Loan Balance and the Loan Payments or (2) 20% of the sum of the value of the deferred shares at the time of the change of control plus such payment plus (y) an amount, such that after payment of all taxes

(including any excise tax under Code Section 4999) imposed on such payment, the executives retain an amount equal to the Code Section 4999 excise tax imposed upon such payment.

The agreements also provide that in the event the executive's employment is terminated by Penton (other than for "cause" (as defined in the agreements) or by reason of his death, disability or retirement) or by the executive for "good reason" (as defined in the agreements and as described below), the executive will be entitled to receive certain severance benefits.

In the case of Messrs. Kemp and Ramella, upon the occurrence of the events described in the preceding paragraph, each such executive is entitled to receive
(a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of three years following the date of his termination of employment. In addition, in the event that the employment of Messrs. Kemp or Ramella is terminated by Penton other than for cause or by the executive for good reason within the two year period following a "change of control," each such executive will be entitled to receive a payment (payable, at the executive's option, in a lump sum) equal to (i) the executive's target bonus for the year in which the termination occurs or, if higher, the executive's target bonus for the preceding year or the year in which the change of control occurs and (ii) if the executive's employment is terminated after July 1 of the then-current year, a pro-rated portion of the executive's target bonus for the year in which the termination occurs or, if higher, a pro-rated portion of the executive's target bonus for the preceding year or the year in which the change of control occurs.

In the case of Messrs. Nussbaum and Denny, each such executive is entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of two years following the date of his termination of employment. In addition, in the event that the employment of Messrs. Nussbaum or Denny is terminated by Penton other than for cause or by the executive for good reason within the two year period following a "change of control," each such executive will be entitled to receive a payment (payable, at the executive's option, in a lump sum) equal to his target bonus for the year in which the termination occurs or, if higher, the executive's target bonus for the preceding year or the year in which the change of control occurs. All executives party to such agreements are also entitled to the continuation of certain additional benefits (e.g., medical insurance).

Payments and benefits under the employment agreements are subject to reduction in order to avoid the application of the excise tax on "excess parachute payments" under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the executive.

The transactions that are deemed to result in a change of control for the purposes of these agreements include: (a) any person (with certain exceptions as described in the agreements) becoming the beneficial owner of 40% or more of the voting stock of Penton (or, with respect to Mr. Nussbaum, the filing of a Schedule 13D or Schedule 14D that discloses that any person has become the beneficial owner of 20% or more of the voting stock of Penton); (b) individuals who, as of the date of the agreements, constitute the Board of Directors (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors (provided that any individual who becomes a director subsequent to the date of the agreements whose appointment or election is approved by a majority of the Incumbent Board is considered to be a member of the Incumbent Board); (c) a merger or consolidation with, or sale of all of or substantially all of Penton's assets to another entity, as a result of which less than a majority of the voting shares of the surviving entity are owned by former stockholders of Penton; and (d) approval by the stockholders of Penton of a complete liquidation or dissolution of Penton. "Good reason" for termination of employment by the executive includes reduction in salary, the failure by Penton to extend the executive's employment under the agreement or a breach by Penton of the terms of the agreement and, in the case of Mr. Nussbaum, a change of control.

Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive, which survive its termination.

LETTER AGREEMENT WITH MR. KEMP

On May 21, 2004, Mr. Kemp and Penton entered into a letter agreement (the "Letter Agreement") regarding certain terms on which Mr. Kemp's employment as the Chief Executive Officer of Penton will be terminated by Penton. Pursuant to the terms of the Letter Agreement, Mr. Kemp's separation from his employment with Penton will take place on the earlier of (A) upon at least 30 days advance written notice to Mr. Kemp, the date on which a suitable replacement for him (as determined by the Board of Directors or a properly authorized committee thereof) is named as the Chief Executive Officer of Penton and (B) July 31, 2004. The Letter Agreement also limits the circumstances under which Penton can terminate Mr. Kemp's employment for "cause" for purposes of Mr. Kemp's employment agreement. If no such cause exists on the date of Mr. Kemp's termination of employment, Penton agreed under the Letter Agreement that the termination will be without cause as defined in the employment agreement. Pursuant to the terms of the Letter Agreement, Mr. Kemp will resign his position as a Director of Penton, effective as of the earlier of (A) the Termination Date or (B) Penton's next Annual Meeting of Stockholders. Mr. Kemp and Penton are currently negotiating a separation agreement which will set forth severance benefits to Mr. Kemp.

EMPLOYMENT AGREEMENT WITH MR. DONOHUE

The Compensation Committee approved an employment agreement with Mr. Donohue in 2003. The agreement is for a term currently expiring May 14, 2005 and will renew automatically for an additional year on each anniversary of the effective date (or until age 65, if earlier) unless either party elects otherwise, but may be terminated by Mr. Donohue with 120 days notice.

The agreement provides for supplementary life insurance for Mr. Donohue in an amount equal to his annual salary and supplementary long-term disability coverage that provides for a maximum monthly benefit (when combined with Penton's base long-term disability plan) of $17,875 per month.

The agreement also provides that in the event that Mr. Donohue's employment is terminated by Penton (other than for "cause" (as defined in the agreement) or by reason of his death, disability or retirement) or by Mr. Donohue for "good reason" (as defined in the agreement and set forth in the description of the employment agreements of the other executive officers above), Mr. Donohue will be entitled to receive certain severance benefits.

Upon the occurrence of the events described in the preceding paragraph, Mr. Donohue is entitled to receive (a) any accrued but unpaid salary and expense reimbursement and (b) his salary (as in effect at the time of termination or, if higher, as in effect as of the most recent extension of the employment period) for a period of two years following the date of his termination of employment. In addition, in the event that Mr. Donohue's employment is terminated by Penton other than for cause or by him for good reason within the two year period following a "change of control," Mr. Donohue will be entitled to receive a payment (payable, at his option, in a lump sum) equal to his target bonus for the year in which the termination occurs or, if higher, his target bonus for the preceding year or the year in which the change of control occurs. Mr. Donohue is also entitled to the continuation of certain additional benefits (e.g., medical insurance).

Payments and benefits under Mr. Donohue's employment agreement are subject to reduction in order to avoid the application of the excise tax on "excess parachute payments" under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by Mr. Donohue.

Mr. Donohue's agreement includes non-competition, non-solicitation and confidentiality obligations on the part of Mr. Donohue, which survive termination of the agreement.

PLANS AND ARRANGEMENTS

Retirement Plan

Participants in the Penton Media, Inc. Retirement Plan consist of a majority of the full-time employees of Penton and its subsidiaries in the United States, including the executive officers. The plan is fully paid for by Penton, and employees become fully vested after five years of service. The annual benefit payable to an employee under the plan upon retirement, computed as a straight life annuity amount, equals the sum of the separate amounts the employee accrues for each of his years of service under the plan. Such separate amounts are determined as follows: for each year through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.85% (2.0% for years after 1986) of such year's compensation above such wage base; for each year after 1988 through the year in which the employee reaches thirty-five years of service, 1.2% of such year's "covered compensation" and 1.85% of such year's compensation above such "covered compensation;" and for each year thereafter, 1.2% of such year's compensation. Years of service and compensation with Pittway Corporation prior to Penton's spinoff from Pittway in August of 1998 are taken into account under the plan. The employee's compensation under the plan for any year includes all salary (before any election under Pittway's or Penton's salary reduction plan or cafeteria plan), commissions and overtime pay and, beginning in 1989, bonuses, subject to such year's limit applicable to tax-qualified retirement plans ($160,000 for 1999, $170,000 for 2000 and 2001, and $200,000
each year thereafter). The employee's "covered compensation" under the plan for any year is generally the average, computed as of such year, of the Social Security wage bases for each of the thirty-five years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement age under the plan is age 65, and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset amounts.

Effective December 31, 2003, the plan was frozen and participants in the plan ceased to accrue benefits under the plan as of such date. Estimated annual benefits payable under the plan upon retirement at normal retirement age for the following persons (assuming 1999 compensation at $160,000, 2000 and 2001 compensation at $170,000 and 2002 and 2003 compensation at $200,000) are $19,621 for Mr. Kemp; $55,873 for Mr. Ramella; $14,229 for Mr. Nussbaum; $6,369 for Mr. Denny; and $14,853 for Mr. Donohue.

Supplemental Executive Retirement Plan

Messrs. Kemp, Ramella, Denny and Nussbaum participate in Penton's Supplemental Executive Retirement Plan, which is not tax-qualified. The annual benefit payable to a participant under the plan at age 65, computed as a straight life annuity amount, equals the sum of the separate amounts the participant accrues for each of his years of service after September 3, 1996, for Mr. Kemp; July 1, 1977, for Mr. Ramella; September 8, 1998, for Mr. Nussbaum; and October 16, 2000, for Mr. Denny. Years of service and compensation with Pittway are taken into account. The separate amount for each such year is 1.85% of that portion of the participant's salary and annual discretionary cash bonus, if any, for such year (before any election under Pittway's or Penton's salary reduction plan, and including any portion of such bonus taken in the form of Deferred Shares Awards) in excess of the limit applicable that year to the compensation that may be taken into account under tax-qualified retirement plans ($160,000 in 1999, $170,000 in 2000 and 2001 and $200,000 in 2002 and 2003) but less than $500,000.
Benefits are not subject to reduction for Social Security benefits or other offset amounts. Accrued benefits are subject to forfeiture in certain events. Effective December 31, 2003, the plan was frozen and participants in the plan ceased to accrue benefits under the plan as of such date. Estimated annual benefits payable under the plan upon retirement at age 65 for the following persons are $42,180 for Mr. Kemp; $59,605 for Mr. Ramella; $27,300 for Mr. Nussbaum; and $10,564 for Mr. Denny.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2003 was or has been an officer or employee of Penton or engaged in transactions with Penton (other than in his capacity as director).

None of Penton's executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the Compensation Committee or a director of Penton.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

The Compensation Committee of the Board of Directors is responsible for establishing and administering an executive compensation program for Penton, determining the compensation of the Chief Executive Officer of Penton and approving the compensation proposed by the Chief Executive Officer for all other executive officers of Penton listed in the Summary Compensation Table. Actions regarding compensation for 2003 were approved by the Compensation Committee. Penton's Compensation Committee intends to follow the compensation policies discussed below.

The Compensation Committee, comprised of three non-employee directors, has prepared this report to summarize Penton's policies and practices with regard to executive compensation.

OBJECTIVES

Penton's basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

ELEMENTS OF COMPENSATION

Total compensation has three components: (1) base salary; (2) short-term incentive (generally cash bonus); and (3) long-term incentive (generally stock options and performance shares).

Base Salary

Base salaries for executive officers are set within ranges that are reasonable, considering comparable positions in companies similar to Penton in the industry and region. Base salaries are also intended to be equitable and high enough to keep qualified executives from being overdependent on cash bonuses.

Short-Term Incentives

Annual cash bonuses are based on Penton's attainment of its earnings objectives. Generally, all cash bonuses are tied to individual and group performance based on goals established at the start of the year, consistent with the Senior Executive Bonus Plan, and are available in proportionately greater amounts to those who can most influence corporate earnings. In addition, certain employees may use all or a portion of their cash bonuses to increase their ownership of common stock under the Penton Media, Inc. Management Stock Purchase Plan.

Long-Term Incentives

Long-term incentives consisting of stock options, deferred shares and performance shares are intended to motivate executives to make and execute plans that improve stockholders' value over the long term.

CHIEF EXECUTIVE OFFICER COMPENSATION

At the start of the 2001 fiscal year, the Compensation Committee set Mr. Kemp's salary at $600,000. In 2003, Mr. Kemp received 240,655 performance units, which vest subject to the achievement of specified performance goals. Each performance unit, if earned, entitles Mr. Kemp to receive a cash payment. In addition, Mr. Kemp received 180,000 deferred shares in 2003. These deferred shares have a one-year deferral period. However, they become non-forfeitable with respect to 25% of the award on each three-month anniversary of the date of grant.

In March, the Company announced that Mr. Kemp would be leaving the Company. Mr. Kemp will remain Chief Executive Officer until a replacement for him is named or July 31, 2004, whichever occurs first.

This report is submitted on behalf of the Compensation Committee:

                                          King Harris, Chairman
                                          Daniel C. Budde
                                          William B. Summers

PERFORMANCE GRAPH

The following graph reflects a comparison of the cumulative total stockholder return on the common stock with the Russell 2000 Market Index and an index of peer companies, respectively, for the period commencing December 31, 1998 through December 31, 2003. The peer group consists of Reed Elsevier NV, Meredith Corporation, Inc., Playboy Enterprises, Inc. (Class B), Primedia, Inc., Reader's Digest Association, Inc., Reed Elsevier Plc, Scholastic Corporation and United News & Media Plc. The graph assumes that the value of the investment in the common stock and each index was $100, and all dividends were reinvested. The comparisons in this graph are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be necessarily indicative of the actual future return on the common stock.

PERFORMANCE CHART

                                                                       DECEMBER 31,
                                                  1998      1999      2000      2001      2002     2003
 Penton Media                                    $100.00   $119.31   $134.18   $ 31.36   $ 3.41   $  6.81
 Russell 2000 Index                               100.00    119.59    114.43    115.60    90.65    131.78
 Peer Group                                       100.00    107.42    128.06     90.92    87.86     94.79

REPORT OF THE AUDIT REVIEW COMMITTEE

This Report of the Audit Review Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other Penton filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Penton specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

All members of the Audit Review Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

During 2004, the Audit Review Committee of the Board of Directors revised the charter for the Committee, which was approved by the full Board. See Exhibit A attached to this proxy statement.

As set forth in more detail in the charter, the Audit Review Committee's primary responsibilities fall into three broad categories:

     - first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by Penton's management, including discussions with management and Penton's outside auditors about draft annual financial statements and key accounting and reporting matters;

     - second, the Committee is responsible for matters concerning the relationship between Penton and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Penton by them; and determining whether the outside auditors are independent (based in part on the annual letter provided to Penton pursuant to Independence Standards Board Standard No. 1); and

     - third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met eight times during 2003.

In monitoring the preparation of Penton's financial statements, the Committee met with both management and Penton's outside auditors to review and discuss results of operations prior to quarterly and year-end announcements and the audited financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).

With respect to Penton's outside auditors, the Committee, among other things, has received the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP matters relating to its independence. The Committee has also considered whether the provision of non-audit services to Penton by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Finally, the Committee reviewed proposals for adequate staffing and for strengthening internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Penton's audited financial statements in Penton's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

                                          Members of the Audit Review Committee

                                          Edward J. Schwartz, Chairman
                                          Vincent D. Kelly
                                          William B. Summers

CERTAIN TRANSACTIONS

In January 2003, the Company sold its PTS group assets to Cygnus Expositions, a division of Cygnus Business Media, Inc., a Delaware corporation, for $3.3 million. Cygnus Business Media, Inc. is owned by entities affiliated with ABRY Mezzanine Partners L.P., which holds a significant portion of our preferred stock and has two members on the Company's Board of Directors.

In 2000, Penton adopted the Senior Executive Loan Program pursuant to which certain executives purchased common stock from the Company in exchange for a promissory note. The maximum amount of indebtedness that was outstanding under this loan program since January 1, 2003 was $3,985,635 for Mr. Kemp; $2,600,158 for Mr. Ramella; $1,062,623 for Mr. Nussbaum; $895,902 for Mr. Vice; and $264,958 for Mr. Denny. These amounts also represent the outstanding balances as of June 2, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to Penton during or with respect to 2003 by persons who were, at any time during 2003, directors or officers of Penton or beneficial owners of more than 10% of the outstanding shares of common stock, no such person failed to file on a timely basis any report required by such section during 2003.

PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED ACCOUNTANTS OF PENTON FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004 (PROPOSAL 2)

WHAT ARE WE ASKING YOU TO APPROVE?

PricewaterhouseCoopers LLP, who served as auditors for the year ended December 31, 2003, has been selected by the Board, upon recommendation of the Audit Review Committee, to audit the consolidated financial statements of Penton for the year ending December 31, 2004. We are asking you to ratify this engagement. It is expected that one or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO PROPOSAL 2?

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT CERTIFIED ACCOUNTANTS.

WHAT VOTE IS REQUIRED FOR THIS PROPOSAL?

The affirmative vote of the holders of a majority of our outstanding stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. The holders of both our outstanding common stock and preferred stock are entitled to vote on this Proposal 2. Under applicable Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

WHAT FEES HAVE BEEN PAID TO ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003?

The following table sets forth the aggregate fees paid to PricewaterhouseCoopers LLP for audit services rendered in connection with the consolidated financial statements and reports for 2003 and 2002 and for other services rendered during 2003 and 2002 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands):

                                                              2003    2002
                                                              ----   ------
Audit Fees                                                    $433   $  508
Audit-Related Fees                                             209      360
Tax Fees                                                        81      103
All Other Fees                                                 216      149
                                                              ----   ------
Total                                                         $939   $1,120
                                                              ====   ======

AUDIT FEES

Consists of fees billed for professional services rendered for the audit of the Company's consolidated financial statements and the reviews of interim financial statements in the Company's Form 10-Q reports.

AUDIT-RELATED FEES

Consists of fees billed for services related to employee benefit plan audits, the issuance of consents and comfort letters, and consultations concerning financial accounting and reporting standards.

TAX FEES

Tax fees represent fees for tax compliance, tax consulting and tax planning.

ALL OTHER FEES

Consists of fees for a process improvement project completed in 2003 and for other miscellaneous services not reported above.

AUDIT PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Penton's proxy materials for presentation at the 2005 annual stockholders meeting must submit the proposal to Penton no later than February 2, 2005. Stockholders who intend to present a proposal at the 2005 annual meeting without inclusion of such proposal in Penton's proxy materials are required to provide notice of such proposal to Penton in accordance with the advance notice procedures for stockholder proposals set forth in Penton's Bylaws and summarized below. Penton reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders of Penton, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual or special meeting may only consider proposals or nominations brought before the meeting by Penton, by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to Penton's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.

To be timely, notice by stockholders of nominations or proposals to be brought before any special meeting of stockholders must be delivered to the Secretary of Penton not earlier than the 90th day prior to such meeting and not later than the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notice by stockholders of nominations or proposals to be brought before any annual meeting must be received by the Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following public announcement of such meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business. In the case of nomination of any person for election as a director, the notice must also set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.

OTHER MATTERS

The management of Penton does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

ANNUAL REPORT

Penton's annual report on Form 10-K for the year ended December 31, 2003, is enclosed with this proxy statement. Stockholders are referred to the report for financial and other information about Penton. Other than Items 7, 7A, 8 and 9 of the Form 10-K, which items are incorporated into this proxy statement by reference, such report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

                                          By Order of the Board of Directors

                                          /s/ Preston L. Vice
                                          PRESTON L. VICE
                                          Secretary

Cleveland, Ohio
June 3, 2004

                                                                       EXHIBIT A

                               PENTON MEDIA, INC.

                         AUDIT REVIEW COMMITTEE CHARTER

PURPOSE

The purpose of the Audit Review Committee shall be:

     - Overseeing that management has maintained the reliability and integrity of the accounting policies and the financial reporting and disclosure practices of the Company;

     - Overseeing that management has established and maintained adequate and effective systems of internal controls within the Company;

     - Overseeing that management has established and maintained processes to assure compliance with a Code of Conduct;

     - Providing an open avenue of communication with the external auditor, who has direct responsibility to the Committee and Board of Directors, and financial management of the Company; and

     - Preparing the Committee's report to be included in the Company's annual proxy statement.

COMPOSITION

The Committee shall be composed of not less than three members of the Board of Directors appointed annually by the Board, which shall also designate one of the members as the Chair of the Committee. The Board shall determine the qualifications of the members to discharge their duties and responsibilities.

Members of the Committee shall not have any relationship with the Company that may interfere with the exercise of their independence from management and the Company. In addition, members of the Committee shall meet the New York Stock Exchange's independence standards with respect to directors of listed companies serving on such companies' audit committees.

Each Committee member shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. Additionally, at least one member of the Committee shall have accounting or related financial management expertise sufficient to meet the criteria of a financial expert within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder the SEC, including the following attributes:

     - an understanding of generally accepted accounting principles and financial statements;

     - the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

     - experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

     - an understanding of internal control over financial reporting; and

     - an understanding of audit committee functions.

Such member of the Committee shall have acquire the above attributes through:

     - education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

     - experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

     - experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

     - other relevant experience.

The Board of Directors shall determine, in its business judgment, whether a member is financially literate and whether at least one member has the requisite accounting or financial management expertise.

Each Committee member shall serve on no more than three audit committees of public companies (including the Company).

COMPENSATION

Each Committee member may only receive as compensation from the Company (a) director's fees (which includes all forms of compensation paid to directors of the Company for service as a director or member of a Board Committee) and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company provided that such compensation is not contingent in any way on continued service. Additional directors' fees may be paid to Committee members to compensate them for the significant time and effort they expend in performing their duties as Committee members.

DUTIES AND RESPONSIBILITIES

Document Reviews

1. Review the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, including the financial statements, Management's Discussion and Analysis, disclosures regarding internal control over financial reporting and the external auditor's opinion rendered with respect thereto.

2. Review the Company's earnings and other financial announcements (including any use of "pro forma" or "adjusted" non-GAAP information) prior to public release and earnings guidance to analysts, including a discussion with management and the external auditor. The Chair of the Committee may represent the full Committee for purposes of this review.

3.  Review the external auditor's annual audit plan early in the audit year.

4. Review and discuss with the independent auditor (A) the report of its annual audit, or proposed report of its annual audit, (B) the accompanying management letter, if any, (C) the reports of its reviews of the Company's interim financial statements conducted in accordance with all applicable auditing standards, and (D) the reports of the results of such other examinations outside of the course of the independent auditor's normal audit procedures that the independent auditor may from time to time undertake.

5.  Annually review this Charter and, if appropriate, cause its revision.

External Auditor

1. Exercise the sole authority of the Board with regard to the independent auditor, including appointment, compensation, retention, oversight and termination.

2.  Pre-approve all audit engagement fees, terms and services.

3. Pre-approve any non-audit engagements with the Company's independent auditor.

4.  Annually review the external auditor's performance.

5. Annually review the range and cost of audit and non-audit services performed by the external auditor.

6. Obtain annually a formal written statement from the external auditor setting forth all relationships between the external auditor and the Company, consistent with Independence Standards Board Standard 98-1, engage in a dialogue with the external auditor regarding any disclosed relationship that may impact the external auditor's objectivity and independence and take appropriate action to ensure the external auditor's independence.

7. Taking into account the performance, effectiveness and independence of the incumbent external auditor, annually select and recommend to the Board the appointment of an external auditor, subject to ratification by the stockholders.

8. Routinely consult with the external auditor, without the presence of management, regarding the quality and accuracy of the Company's financial statements, the adequacy of the Company's internal controls, the relationships between the external auditor and the Company and any material issues raised by the most recent quality-control review of the firm internally or by a third party within the preceding five years, including any steps taken to deal with such issues.

9. Review and discuss with the independent auditor any restriction on audit scope or on access to requested information imposed by management, significant disagreement among management and the external auditor in connection with the preparation of the financial statements and significant issues discussed with the independent auditor's national office.

10. Review and discuss the recommendation of the independent auditor with internal audit staff (if applicable).

11. Approve the hiring of any employees or former employees of the independent auditor.

12. Ensure regular rotation of audit partners serving on the Company's audit engagement team.

13. Obtain assurances from independent auditor that, in the course of conducting the audit, there have been no acts detected or discovered that would require disclosure to the Committee under applicable law.

Financial Reporting Process

1. In consultation with the external auditor, review the integrity of the Company's reporting processes, both external and internal.

2. Review with management and the external auditor the significant risks or exposures faced by the Company and steps taken by management to minimize such risks and exposures to the Company.

3. Consider, in consultation with management, the audit scope and plan of the external auditor.

4. Consider and approve, if appropriate, major changes in the Company's auditing and accounting principles and practices.

5. Review with management and the external auditor the effect of new or proposed auditing, accounting and reporting standards and requirements and management's plan to implement any new standards or requirements.

Internal Controls

1. Review with management and the external auditor their opinions as to the effectiveness of, and compliance with the Company's system of internal accounting controls and review significant recommendations for changes or improvements made by the external auditor and management's plan to implement such recommendations.

2. Review the adequacy of the Company's information technology systems including security.

3. Consider establishing an internal audit function to enhance internal controls, taking into consideration the Company's size and complexity.

Corporate Compliance Programs

1.  Review and approve a Company Code of Conduct and any subsequent revisions.

2. Review programs and procedures established by the Company that monitor compliance with the Company's Code of Conduct.

3. Obtain reports from management, the Company's internal audit staff (if applicable) and independent auditor regarding Company compliance with the Code of Conduct.

4.  Review significant breaches of the Company's compliance programs.

5. Periodically review with the Company's general counsel legal and regulatory matters that may have a material impact on the Company's financial statements or compliance programs and material pending claims and litigation involving the Company as a defendant.

6. Maintain procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and the confidential receipt, retention and consideration of any report of evidence of a material violation.

General

1. Consider such other matters in relation to the financial affairs of the Company and its accounts as the Committee in its discretion determines to be advisable.

2. Investigate matters within the scope of the Committee's charter and duties and responsibilities. In this connection the Committee is empowered to retain independent counsel and other professionals to assist it.

3. Routinely meet in executive session to review such matters as the Committee in its discretion determines to be appropriate.

4. Report periodically to the Board of Directors on the matters considered by the Committee.

5. Perform such other duties and responsibilities as may be required by law or regulation or delegated by the Board of Directors.

MEETINGS OF THE COMMITTEE

The Committee shall meet in person or telephonically at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chairman of the Committee shall, in consultation with the other members of the Committee, the Company's independent auditor and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee may also take any action permitted hereunder by unanimous written consent.

The Committee may request any officer or employee of the Company or the Company's outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with the Company's management, the internal audit staff (if applicable) and the independent auditor periodically in separate private sessions to discuss any matter that the Committee, management, the independent auditor or such other persons believe should be discussed privately.

RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its responsibilities as required by law, including the authority to engage independent counsel and other advisors as the Committee deems necessary to carry out its duties. The Committee may also, to the extent it deems necessary or appropriate, meet with the Company's investment bankers or financial analysts who follow the Company.

The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company's independent auditor engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, (ii) compensation to independent counsel or any other advisors employed by the Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

                            YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                SEE REVERSE SIDE

                              FOLD AND DETACH HERE

                               PENTON MEDIA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2004

                  FOR HOLDERS OF COMMON STOCK, PAR VALUE $.01

    DANIEL J. RAMELLA, PRESTON L. VICE and KATHERINE P. TORGERSON (each with full power of substitution) are hereby authorized to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on July 15, 2004, and at any adjournment thereof, as follows below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as directors of the named nominees and FOR item 2.

                                                                       FOR        WITHHOLD       FOR ALL
                                                                       ALL           ALL         EXCEPT
 1.  Election of Directors --
     Nominees: 01-Peni A. Garber, 02-Hannah C. Craven                 [ ]           [ ]           [ ]

     ------------------------------------------------------------
                (Except nominee(s) written above)

                                                                       FOR         AGAINST       ABSTAIN
 2.  Approve the appointment of independent accountants for
     fiscal year 2004.                                                [ ]           [ ]           [ ]

                 (Continued and to be signed on reverse side.)

                              FOLD AND DETACH HERE

                          (Continued from other side)

                                                  The undersigned acknowledges
                                                  receipt of the Notice of
                                                  Annual Meeting of Stockholders
                                                  and the Proxy Statement.

                                                   Dated ---------------, 2004

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  NOTE:  Please sign exactly as
                                                         your name appears.
                                                         Joint owners must each
                                                         sign personally. Where
                                                         applicable, indicate
                                                         your official position
                                                         or representative
                                                         capacity.

                            YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND
                RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                                SEE REVERSE SIDE

                              FOLD AND DETACH HERE

                               PENTON MEDIA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2004

      FOR HOLDERS OF SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01

    DANIEL J. RAMELLA, PRESTON L. VICE and KATHERINE P. TORGERSON (each with full power of substitution) are hereby authorized to vote all the shares of Preferred Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of Penton Media, Inc. to be held on July 15, 2004, and at any adjournment thereof, as follows below. The shares represented by this proxy will be voted as directed, but if no direction is given, the shares will be voted FOR the election as directors of the named nominees and FOR item 2.

                                                                                  WITHHOLD       FOR ALL
                                                                     FOR ALL         ALL         EXCEPT
 1.  Election of Directors --                                         [ ]           [ ]           [ ]
     Nominees: 01-Peni A. Garber, 02-Hannah C. Craven

     ------------------------------------------------------------
                (Except nominee(s) written above)

                                                                       FOR         AGAINST       ABSTAIN
 2.  Approve the appointment of independent accountants for
     fiscal year 2004.                                                [ ]           [ ]           [ ]

                 (Continued and to be signed on reverse side.)

                              FOLD AND DETACH HERE

                          (Continued from other side)

                                                  The undersigned acknowledges
                                                  receipt of the Notice of
                                                  Annual Meeting of Stockholders
                                                  and the Proxy Statement.

                                                  Dated ---------------, 2004

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                           Signature(s)

                                                  NOTE:  Please sign exactly as
                                                         your name appears.
                                                         Joint owners must each
                                                         sign personally. Where
                                                         applicable, indicate
                                                         your official position
                                                         or representative
                                                         capacity.